Exhibit 99.1

China Jo-Jo Drugstores Announces Fiscal Year March 31, 2010 and Fourth Quarter Financial Results

Posts Record $55.1 Million Revenue, $12.8 Million Operating Margin and $9.8 Million Net Income for Year Ended March 31, 2010

To Host Conference Call at 8AM ET on Thursday, July 1, 2010

HANGZHOU, China--(BUSINESS WIRE)--June 30, 2010--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) ("Jo-Jo Drugstores" or the "Company"), which operates a retail pharmacy chain in the People’s Republic of China (the “PRC”), today reported full and fourth quarter financial results for the fiscal year ended March 31, 2010.

Fiscal Year Ended March 31, 2010 Highlights

  Revenues increased by 23.2% YoY to $55.1 million
  Operating income increased by 40.9% YoY $12.7 million
  Net income increased by 44.2% YoY to $9.8 million
  $1.09 earnings per basic share
  9 new stores opened

Fiscal Fourth Quarter ended March 31, 2010 Highlights

  Revenues increased by 39.6% YoY to $16.3 million
  Operating income increased by 141.8% YoY to $4.8 million
  Net income increased by 158.1% YoY to $3.9 million

Dr. Lei Liu, China Jo-Jo Drugstores’ Chairman and Chief Executive Officer, commented, “We achieved our highest annual revenues, operating income, and net income to date. Growth was funded by operating cash flows and we controlled costs by outsourcing distribution to a third party and through marketing initiatives with our manufacturers. Our immediate goal is to utilize the proceeds from the $17.5 million fundraise we completed in late April to further expand our presence in Zhejiang Province. We plan to expand as quickly as possible while sticking to our fundamentals that have driven our growth to date.”

As of June 25, 2010 the company operated 31 stores and had a cash balance of $15,488,076.

For the Year Ended March 31, 2010 and 2009

Revenue. Our revenue increased by $10,398,277 or 23.2% to $55,174,929 for the year ended March 31, 2010 from $44,776,652 for the year ended March 31, 2009 due to operating additional store locations. Of this increase $3,214,016 was attributable to new stores or 31% of the increase with the remainder primarily attributable to our maturing stores that we opened during the year ended March 31, 2010. We operated 25 stores as of March 31, 2010, as compared to 16 stores as of March 31, 2009. We anticipate that our overall revenue will continue to increase as we open additional stores.

Gross Profit. Our gross profit increased by $4,729,129 or 38.9% to $16,898,040 for the year ended March 31, 2010 from $12,168,911 for the year ended March 31, 2009. Our gross margin slightly increased from 27.2% for the year ended March 31, 2009 to 30.6% for the year ended March 31, 2010 as a result of selling additional traditional Chinese medicines and sundry products, which typically have a higher margin contribution. We anticipate that our overall gross profit will continue to increase as our sales increase. Additionally, we anticipate that our gross margin will increase as we will be able to obtain better pricing terms from our suppliers and achieve further economies of scale as a result of purchasing larger quantities of products. We may lower our prices in order to increase sales volume which may have an adverse effect on our gross margins. We presently do not privately label any of our products and are constantly adjusting our product mix to meet customer demand and to maximize our gross margin.

Income from Operations. As a result of our increased gross margin, our income from operations increased by $3,700,422 or 40.9% to $12,757,554 for the year ended March 31, 2010 from $9,057,132 for the year ended March 31, 2009. Our operating margin for the years ended March 31, 2010 and 2009 was 23.1% and 20.2%, respectively.

For the Three Months Ended March 31, 2010 and 2009

Revenue. Our revenue increased by $4,630,855 or 39.6% to $16,311,186 for the three months ended March 31, 2010 from $11,680,331 for the three months ended March 31, 2009 due to operating additional store locations. We operated 25 stores as of March 31, 2010, as compared to 16 stores as of March 31, 2009. We anticipate that our overall revenue will continue to increase as we open additional stores.

Gross Profit. Our gross profit increased by $2,396,258 or 74.6% to $5,608,433 for the three months ended March 31, 2010 from $3,212,175 for the three months ended March 31, 2009. Our gross margin increased from 27.5% for the three months ended March 31, 2009 to 34.4% for the three months ended March 31, 2010 as a result of selling additional traditional Chinese medicines and sundry products, which typically have a higher margin contribution. We anticipate that our overall gross profit will continue to increase as our sales increase. Additionally, we anticipate that our gross margin will increase as we will be able to obtain better pricing terms from our suppliers and achieve further economies of scale as a result of purchasing larger quantities of products. We may lower our prices in order to increase sales volume which may have an adverse effect on our gross margins. We presently do not privately label any of our products and are constantly adjusting our product mix to meet customer demand and to maximize our gross margin.

Income from Operations. As a result of our increased gross margin, our income from operations increased by $2,830,402 or 141.8% to $4,826,623 for the three months ended March 31, 2010 from $1,996,221 for the three months ended March 31, 2009. Our operating margin for the three months ended March 31, 2010 and 2009 was 29.6% and 17.1%, respectively.

Conference Call Information

The Company will host a conference call to discuss these results on Thursday, July 1, 2010, at 8:00 a.m. Eastern time. To participate in the conference call, please dial 1-877-485-3104 from North America. International participants can access the call by dialing 1-201-689-8579. Investors may also access a live audio webcast of this conference call under the Investors Relations section of the Company's website at http://www.chinajojodrugstores.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast replay will remain available for three months. An audio replay will be made available until July 6, 2010. The audio replay can be accessed by dialing 1-877-660-6853 or 1-201-612-7415 and entering pass-code 337823.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its contractually controlled affiliates Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine General Partnership, and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd., operates a retail pharmacy chain in China offering both western and traditional Chinese medicine. The chain currently has 31 stores throughout Hangzhou, the provincial capital of Zhejiang Province.

Forward-looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS KERRISDALE MINING CORPORATION)

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND MARCH 31, 2009

ASSETS
	2010	2009
CURRENT ASSETS
Cash	$801,593	$996,302
Restricted cash	746,703	-
Accounts receivable, trade	1,228,294	1,265,110
Inventories	3,770,411	2,793,101
Other receivables	282,073	67,079
Other receivables - related parties	-	2,432
Advances to suppliers	6,850,240	5,485,113
Advances to supplier - related party	-	1,797,104
Other current assets	2,464,007	564,379
Total current assets	16,143,321	12,970,620

PROPERTY AND EQUIPMENT, net	1,186,292	979,432

OTHER ASSETS:
Long term deposit	2,539,424	2,015,149
Prepaid rent - Noncurrent	4,254,300	-
Total other assets	6,793,724	2,015,149

Total assets	$24,123,337	$15,965,201

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans	$880,200	$1,465,000
Notes payable	1,464,241	-
Accounts payable, trade	2,330,317	5,939,237
Other payables	331,656	404,731
Other payables - related parties	935,000	326,715
Taxes payable	1,235,083	811,316
Accrued liabilities	257,091	360,655
Total liabilities	7,433,588	9,307,654

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 10,000,000 and 7,900,000 shares issued and outstanding as of March 31, 2010 and March 31, 2009, respectively	10,000	7,900
Paid-in capital	877,884	669,700
Statutory reserves	1,309,109	1,309,109
Retained earnings	14,855,016	5,033,275
Accumulated other comprehensive loss	(362,260)	(362,437)
Total shareholders' equity	16,689,749	6,657,547

Total liabilities and shareholders' equity	$24,123,337	$15,965,201

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS KERRISDALE MINING CORPORATION)

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR YEARS ENDED MARCH 31, 2010 AND 2009

	2010	2009
REVENUES	$55,174,929	$44,776,652

COST OF GOODS SOLD	38,276,889	32,607,741

GROSS PROFIT	16,898,040	12,168,911

SELLING EXPENSES	2,630,332	1,712,474
GENERAL & ADMINISTRATIVE EXPENSES	1,510,154	1,399,305
OPERATING EXPENSES	4,140,486	3,111,779

INCOME FROM OPERATIONS	12,757,554	9,057,132

OTHER INCOME (EXPENSE), NET	(55,520)	17,369

INCOME BEFORE INCOME TAXES	12,702,034	9,074,501

PROVISION FOR INCOME TAXES	2,880,293	2,260,985

NET INCOME	9,821,741	6,813,516

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	177	27,688

COMPREHENSIVE INCOME	$9,821,918	$6,841,204

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	9,025,000	7,900,000

BASIC AND DILUTED EARNING PER SHARE	$1.09	$0.86

CONTACT:
Company Contact:
China Jo-Jo Drugstores, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@jojodrugstores.com
or
Investor Relations:
Capital Group Communications, Inc.
Mr. Kevin Fickle
415-332-7200 (English)
Kevin@capitalgc.com